EXHIBIT 99.1

INFORMATION RELATING TO FORWARD-LOOKING STATEMENTS

         This presentation includes forward-looking statements, which are subject to risks and uncertainties. The words "believe," "expect," "anticipate," "optimistic," "intend," "plan," "aim," "will," "may," "should," "could," "would," "likely," and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update or revise any forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the Company's ability to complete the planned spin-off of its AEFA business unit, which is subject to final approval by the Company's Board of Directors, the receipt of necessary regulatory approvals and a favorable tax opinion from counsel, and in connection with the proposed spin-off, the Company's ability to capitalize AEFA consistent with rating agency requirements and to manage transition costs and implement effective transition arrangements with AEFA on a post-completion basis; the Company's ability to achieve its long-term financial targets after completion of the proposed spin-off; the Company's ability to grow its business and meet or exceed its return on shareholders' equity target by reinvesting approximately 35% of annually-generated capital, and returning approximately 65% of such capital to shareholders, over time, which will depend on the Company's ability to manage its capital needs and the effect of business mix, acquisitions and rating agency requirements; consumer and business spending on the Company's travel related services products, particularly credit and charge cards and Travelers Cheques and other prepaid products and growth in card lending balances, which depend in part on the ability to issue new and enhanced card and prepaid products, services and rewards programs, and increase revenues from such products, attract new cardmembers, reduce cardmember attrition, capture a greater share of existing cardmembers' spending, sustain premium discount rates on its card products in light of regulatory and market pressures, increase merchant coverage, retain cardmembers after low introductory lending rates have expired, and expand the global network services (GNS) business; the Company's ability to introduce new products, reward program enhancements and service enhancements on a timely basis during the latter half of 2005 and the first half of 2006; the ability of the Company to enhance merchant benefits, such as greater transaction volume and additional higher spending customers on the Company's network and business-to-business savings and similar opportunities; the success of the GNS business in partnering with banks in the United States, which will depend in part on the extent to which such business further enhances the Company's brand, allows the Company to leverage its significant processing scale, expands merchant coverage of the network and provides U.S. GNS bank partners the benefits of greater cardmember loyalty and higher spend per customer; the continuation of favorable trends, including increased travel and entertainment spending and the overall level of consumer confidence; the Company's ability to generate sufficient revenues for expanded investment spending, and the ability to capitalize on such investments to improve business metrics; the costs and integration of acquisitions; the success, timeliness and financial impact (including costs, cost savings and other benefits including increased revenues), and beneficial effect on the Company's operating expense to revenue ratio, both in the short-term and over time, of reengineering initiatives being implemented or considered by the Company, including cost management, structural and strategic measures such as vendor, process, facilities and operations consolidation, outsourcing (including, among others, technologies operations), moving internal and external functions to the Internet to save costs, and planned staff reductions relating to certain of such reengineering actions; the ability to control and manage operating, infrastructure, advertising and promotion expenses as business expands or changes, including the ability to accurately estimate the provision for the cost of the Membership Rewards program; the Company's ability to manage credit risk related to consumer debt, business loans, merchant bankruptcies and other credit trends and the rate of bankruptcies, which can affect spending on card products, debt payments by individual and corporate customers and businesses that accept the Company's card products and returns on the Company's investment portfolios; bankruptcies, restructurings or similar events affecting the airline or any other industry representing a significant portion of TRS' billed business, including any potential negative effect on particular card products and services and billed business generally that could result from the actual or perceived weakness of key business partners in such industries; risks associated with the Company's prepayment to Delta Air Lines of $500 million for the future purchases of Delta SkyMiles rewards points and its loan of up to $75 million to Delta; the triggering of obligations to make payments to certain co-brand partners, merchants, vendors and customers under contractual arrangements with such parties under certain circumstances; a downturn in the Company's businesses and/or negative changes in the Company's and its subsidiaries' credit ratings, which could result in contingent payments under contracts, decreased liquidity and higher borrowing costs; fluctuations in foreign currency exchange rates; fluctuations in interest rates, which impact the Company's borrowing costs and return on lending products; accuracy of estimates for the fair value of the assets in the Company's investment portfolio and, in particular, those investments that are not readily marketable, including the valuation of the interest-only strip relating to TRS' lending securitizations; the potential negative effect on the Company's businesses and infrastructure, including information technology, of terrorist attacks, disasters or other catastrophic events in the future; political or economic instability in certain regions or countries, which could affect lending and other commercial activities, among other businesses, or restrictions on convertibility of certain currencies; changes in laws or government regulations, including changes in tax laws or regulations that could result in the elimination of certain tax benefits; outcomes and costs associated with litigation and compliance and regulatory matters; deficiencies and inadequacies in the Company's internal control over financial reporting, which could result in inaccurate or incomplete financial reporting; and competitive pressures in all of the Company's major businesses. A further description of these and other risks and uncertainties can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2004, and its other reports filed with the SEC.


--------------------------------------------------------------------------------
                          FINANCIAL COMMUNITY MEETING

                         KENNETH I. CHENAULT'S REMARKS
                                August 3, 2005
--------------------------------------------------------------------------------


     [FOR SLIDES ACCOMPANYING THIS PRESENTATION, PLEASE REFER TO THE AMERICAN EXPRESS COMPANY WEB SITE]

Good afternoon. Welcome to our second financial community meeting of the year.

Let me take you through our agenda.

I'll start by giving you a brief summary of our year to date results. I'll then cover the progress we're making against our focused strategy in payments, as well as give you a brief update on Ameriprise - formerly, American Express Financials Advisors.

For today's deep drill we've opted to focus on key aspects of our merchant business - the legal and regulatory environment, and our competitive position in generating merchant value. These areas are clearly undergoing major change and have been in the external spotlight of the media, policy makers, and also many of you here today.

Given the heightened level of interest that's out there, I thought it was a good idea to use today's session to focus on both of these important topics.

To give you a perspective on the legal and regulatory environment, you'll hear from Louise Parent, Executive Vice President and General Counsel of the Company. Louise has been involved in these issues throughout her tenure with American Express, and I believe she is the most experienced and knowledgeable General Counsel in the payments business.

Louise will take you through the legal and regulatory landscape, the changes that have occurred over the last several years, how we've responded to those changes, as well as how we're currently positioned.

The next element of the merchant business you'll hear about is our merchant value - how we think about it, how we're different from our competitors, and how we work with merchants to jointly build that value.

Bill Glenn, President of Establishment Services for North America and global head of merchant pricing, operations, marketing and strategy, has day to day account responsibility for many of our major merchants. As part of his presentation Bill will focus on the key capabilities and assets we bring to bear in building value for our merchants - value that goes far beyond the pricing associated with our discount rate. We'll then end, as always, with any questions you may have for me, Gary, Louise, Bill or any other member of the management team.

                                * * * * * * * *

Let me start with our year to date performance.

Capitalizing on the business building investments we continue to make, we've generated excellent results this year.

Through June, we've exceeded all of our on-average-and-over-time financial objectives.

        o Our diluted Earnings Per Share Growth before last year's accounting change was up 16%;
        o On a net income basis our EPS increased by 21%;
        o Year To Date revenues grew by 10%;
        o And our Return on Equity was 23.1%.

As we noted in our earnings release, we recorded a number of special items in the second quarter. By now you've seen all of the details in our published materials, so I won't repeat them today.

As you can imagine, I feel very good about our results and also very good about our momentum. Our performance at TRS this year has been outstanding, with just about every business, segment and geography contributing to our growth.

Let me start with billed business.

On a year to date basis the momentum we've built within our spend-centric model has been quite clear. Reported billings through June were up 16%, a very strong absolute level of growth, and also quite strong on a relative basis.

Against major competitors who report this metric our growth rate was a full 6 percentage points higher than the next player, which is Citi at 10%. I have been in the card business for over 20 years now, and I can tell you that we seldom see as wide a gap between the #1 and #2 competitors.

While we don't have Q2 data available yet, I believe that, based on these results, the reports will show us gaining share in credit and charge billings, whether you look at the numbers by issuer - as you see here -- or by network.

We also had excellent growth in our card base. June year over year card growth of 8% was very strong, and better than our internal forecast. So far this year we've added 1.9 million net new cards, with good growth in our proprietary products in the U.S. and international, in addition to continued strong growth from our network partners.

Since I'm sure it's on the minds of a lot of people here, let me just say that our partnership with MBNA continues to go very well. We're on track against our internal forecasts for the year, and both the American Express and the MBNA teams remain very engaged in the growth of this relationship.

We also saw good performance in year over year loan growth. Excluding the 2004 sale of our leasing portfolio, our managed loan growth as of June was up 12%.*

As you know, lending is not the principal focus of our business model as it is for a number of our competitors. Lending is an outcome of our model rather than its goal. And, based on our performance, I think you can see that our strong billings growth has had a very beneficial spillover into our lending portfolio.

Here's how our absolute results compare against other card competitors. We believe our 12% adjusted growth rate* puts us in the top tier of competitive performance, higher than the card lending results of every competitor except for Bank of America.

Our good growth in Blue, Costco, Lending on Charge and across international made this a very strong quarter.

As you've all seen, we put up excellent credit numbers again this quarter, with performance that continues to be best in class. For most lenders, credit continues to improve, but we remain ahead of the pack.

Our 30+ days past due rates continue to be well below the average of our peers.

As do our writeoff rates, which remain at industry leading levels.

--------------
* On an unadjusted GAAP basis loan growth as of June 2005 was up 8% versus a year ago.

As a result of continued investments in our risk capabilities and our focused efforts to bring in higher spending, more creditworthy cardholders, we've been able to maintain our competitive advantage in this area, even as we continue to maintain our coverage ratios.

Travel sales growth has moderated from last year's levels as we're now coming up against higher comparisons. With airline ticket prices still down year over year overall, our travel growth continues to be transaction driven.

The final indicator for TRS is Travelers Cheque and Prepaid Sales. Total TC product sales continue to be somewhat negative on a year to date basis, but were up slightly in the second quarter. Our expanded growth opportunity in prepaid plastic, which you heard about at our February meeting, has continued to do very well. Sales growth of our prepaid products has been up substantially this year.

                              * * * * * * * * * *

So, as you can see from these metrics, TRS continues to perform very well. We're executing against our strategies, we're growing the top and bottom lines, and, very importantly, we're investing for future growth.

Our investment activities were quite evident in looking at our expense growth this quarter. In addition to some "business as usual" growth due to higher health care, incentive and stock option costs, we also had investment driven increases in marketing, technology and reengineering.

To me, this is evidence of the flexibility we've built into our business model over the last several years. This flexibility allows us to assess the business environment and then act quickly to either moderate our investment spending in slower times, or accelerate our investments as opportunities arise.

This is exactly what happened in the second quarter with the special items we recorded. Because we had sufficient flexibility we were able to ramp up our brand advertising, invest in marketing and accelerate high return reengineering projects in order to take advantage of the special benefits we had.

Likewise, we expect a similar situation in the third quarter, assuming that our recently announced sale of Tax and Business Services closes by September 30th. We don't expect the gain on this transaction to have a material financial impact because of further investments associated with our global reengineering.

The strength of our operating performance already enables us to invest significantly back into our business; but, as I said, when financial opportunities arise, our intent is to take good advantage of them, and I believe we have.

Given our investment actions and the pipeline of growth opportunities already underway, I believe our momentum should continue.

You've already seen a number of product announcements that have yet to impact our results:

        o The launch of our new SkyPoints co-brand with Delta;
        o Our announced co-brand with Jet Blue, the fastest growing carrier in the U.S.;
        o Our new rewards product in the U.K. which is co-branded with Nectar, the largest loyalty program in the market with more than 50% of all UK households participating;
        o Our network partnership with Citi, which should begin issuing American Express branded card products by the end of the year, along with the ramp up of our partnership in China with ICBC;
        o New network partnerships announced this year with UBS, Lloyds and USAA;
        o And, most recently, our expanded relationship with British Airways.

Each of these initiatives has terrific potential and has yet to flow into our results, making me confident in our ability to generate good business growth over the short to moderate term.

                               * * * * * * * * *

Let me now turn to the trends in Financial Services.

American Express Bank continues to generate good performance in its private banking business, with client holdings up 19%.

AEB continues to focus their business efforts on private banking and financial institution payment processing, while successfully completing their exit from corporate lending and certain non-core markets.

Financial Advisors has also generated good relative performance this year.

Cash sales are up 9% for the year and have shown good acceleration in 2005, with a second quarter year over year growth rate of 12% against a first quarter rate of 5%.

Total assets owned, managed and administered were up 9%, which puts us in the top tier of competitors when looking at comparable businesses.

Planning and advice service fees were up 25% year to date, helped by a 6% increase in the number of financial plans sold.

Our total advisor force grew by 2%, with retention rates among veteran advisors remaining strong. In addition we also saw improvement in overall advisor productivity.

                               * * * * * * * * *

The tasks associated with our spin-off of Financial Advisors - now officially known as Ameriprise - continue to proceed towards a September 30th completion. This date, of course, is dependent on many variables so there is no absolute guarantee here, but September 30th is our current expectation.

We are finalizing all of our internal agreements on support services, marketing, and technology, while at the same time Jim Cracchiolo and Walter Berman prepare for their investor roadshow, which is expected to begin in September.

Our reviews with the SEC are proceeding as expected. In addition, we received a favorable private letter ruling from the IRS to the effect that the spin-off will be tax free to American Express and to our shareholders.

Assuming the completion of the spin-off by September 30th, our financials in the third quarter will have a new structure, with Financial Advisors being reported below-the-line as a discontinued operation.

Ameriprise and the new American Express each begin a new phase of their history next quarter. And I can assure you that both teams remain committed to innovation, growth, and the generation of attractive financial results for our shareholders.

                               * * * * * * * * *

As I told you back in February I want the new American Express to have the financial and growth characteristics of not just the best companies in financial services, but to be among the premium growth companies in the marketplace today.

As you all know, the company as it exists today achieves very good financial metrics, whether looking at earnings growth, ROE or PE.

Once the spin is complete the characteristics of the new American Express - what we've been calling AXPn - will become even stronger.

Post spin-off, assuming we continue to meet our long-term financial targets, our metrics will move us closer to the tier of premium growth companies - companies such as J&J, 3M, and GE, which have generated high, consistent growth over multi-year periods. These companies truly set the benchmark in terms of returns, and their high performance has been rewarded by the market with high multiples.

The challenge, of course, will be to stay in this elite company over the moderate to long-term.

Now, as you know from our prior conversations and from my comments today, I firmly believe we have the assets, the capabilities, and the people to make this happen. But I also recognize that our chosen business -- the payments industry -- is quite dynamic, with frequent change being our only constant.

So yes, we've achieved terrific performance over the last several years. But with all of the change in the industry, with all of the competition we face, I'm sure the question on everyone's mind is "Can we keep it going?" "Is this growth in payments sustainable?"

Well, I happen to have a lot of confidence that our growth is sustainable. Now, judging from recent media and industry reports, I may be one of the few CEOs in this business who thinks so.

In contrast to some of my peers, I don't view payments as a mature industry. I look at the continued use of cash and checks around the world and see it as a spend opportunity for our products. Even in a developed market like the U.S., cash and checks still account for almost 60% of spending. And in markets like Brazil for example, where cash and checks account for 96% of spend, or China, where plastic is just making inroads, the potential is greater still.

Other CEOs see their organic growth slowing and therefore look to do an acquisition or enter a new business in order to make up for it. Now, I'm not against making acquisitions or getting into new businesses. But sometimes these actions are taken for defensive reasons because companies are not generating growth on their own, rather than being done on the offense to accelerate their growth strategy.

Our organic growth in payments hasn't slowed, and there are still sizable penetration opportunities for plastic around the world. As a result, I don't see the same limits some of my peers see.

To me, this all comes down to our business model. We don't have the same business model they do. We don't have a lend-based model; we have a spend-based model. As a result, we don't face the same limitations many of our competitors face. Therefore, my attitude about the potential growth in payments is more positive than theirs.

The limitations facing our competitors are a primary driver of the consolidation occurring in the industry. As everyone knows, this consolidation, which was already in high gear, has recently accelerated. The sale of several private label portfolios, the sale of Providian to Washington
Mutual, the sale of MBNA to Bank of America ....... each of these transactions will clearly increase the scale of the buyers. Given the overall level of industry growth, however, the challenge here will come in growing the top-line of these combined entities.

One thing these acquisitions have clearly done is increase the concentration of business among the large payment providers.

For example, when you look back at lending balances in 2001, the top ten issuers in the U.S. accounted for 80% of credit card outstandings.

Looking at these same numbers 3 years later, the concentration among the top ten has now increased to 88%, with a number of players merged out of existence and a few new ones making the list.

This concentration did not come about because the top players were outperforming overall lending growth. This increased concentration came about mostly due to the math of acquisitions. In fact, with credit card outstandings growing an average of 4% per year over this three year period, only 3 players gained share primarily as a result of organic growth - Household, Cap One and American Express.

If you look at U.S. volume for general purpose credit and charge cards, the trend is similar. The top 10 issuers in 2001 had a 77% share, with American Express being in the number one position.

Three years later this concentration had increased to 85%. We continue to be in the number one position in credit and charge even as several competitors below us on the list made major acquisitions and increased their volumes significantly. Again, with volume growth of 8% per year over this timeframe, only two companies in the top ten gained share organically - American Express and Cap One.

As I've said many times before, scale is important in the payments industry. The data shown here is only for the U.S., but we believe we'd remain in the number one spot on a global basis as well. What drives our business model is billings, and certainly in this area - with our number one position - we have excellent scale.

This slide is actually another reason I feel confident about our growth potential. In looking at the players below us on the list, we've signed network partnerships with 3 of them - MBNA, Citi and USAA. With combined card volumes of over $400 billion, gaining even a portion of their spending could potentially increase our billings base significantly.

With increased consolidation comes a greater need for companies to differentiate themselves in the marketplace. Our number one position in billings is largely driven by our spend-based model, which is unique among the major competitors in payments.

Our model allows us to be a focused competitor, staying firmly within the payments arena while still providing a diversity of revenue streams and global scale. It allows for breadth of products, segments and geographic markets, along with depth of customer relationships. It offers business and economic flexibility, and good financial returns.

It also generates spend velocity that is top of class in the industry. For example, in our U.S. charge and lending business, we generate more than 5 dollars of spend for every dollar of receivables. And even separating out our charge business and looking only at our U.S. lending base, we still generate higher spending per dollar of receivables than all of our major competitors.

These characteristics contribute to our overall financial efficiency as our growth requires less capital than that of our lend-model competitors. In addition, with a sustainable cash flow that is higher than our peers, we have greater flexibility to return capital to our shareholders, either through dividends or share buybacks.

I've discussed the advantages of our spend model with all of you before. You've seen this slide, and you know that, in order to really communicate a message, graphics such as this one tend to be simple. But the simplicity of this visual can also be deceptive. That's because each major element of our model actually represents hundreds of different options. Multiple products, geographies, customer segments, distribution channels, servicing channels,
......... the list goes on and on.

Each of these options is a lever we can pull to generate growth. And I believe our strong results over the last several years have come from knowing when, where and how to pull each one. Because of this, we've been able to accelerate the growth in a number of our key indicators.

For example, we've been able to grow our share in several key segments and geographic markets.

In the U.S. we've seen share gains over the past 2 years. Looking just at credit and charge spend, we've increased our share of volumes by 171 bp since 2002.

And even including faster growing debit spend we've seen gains of 64 bp. This trend is the exact opposite of Visa, which has made its overall share gains mostly off of its debit growth.

In another important segment - corporate card - this positive trend also holds. After several years of modest decline in share, we turned the corner in 2004 and are now making gains against the competition. Our 2004 U.S. corporate card growth of 13% outperformed the combined 11% growth of the top 10 corporate bankcard issuers. Even after many years of intense competition, we continue to be the largest player in this segment - with total spend that's more than 50% greater than the next 10 issuers combined.

Across international it's more difficult to get comparable share numbers. But, based on directional estimates we have, we believe we've gained share in several geographic markets. We've seen particular strength in the middle and large corporate segments, which have benefited from our ramp up of investments over the last few years.

One metric that clearly indicates our strength in the marketplace is average spend.

Bill Glenn will go into this in much more detail but, as you can see here, we've been able to steadily expand the gap between our average spend and that of the associations in the U.S. Even as Visa and Mastercard press releases have touted success in the premium and business segments, their average spend numbers remain significantly below ours.

Now, I recognize that having a unique model, being different from other networks and issuers and actually being successful at it, automatically puts us in the cross hairs when it comes to competition. Our competitors see the growth we've generated and, not surprisingly, they want it too. The associations, for example, will sometimes actually say that they've replicated our success.

I'm a fact based person by nature, and I can tell you that a number of these claims are just not supportable. For example, let's take a subject near and dear to my heart -- the claims of success in the premium segment for Signature and WorldCard. These are products supposedly targeted right at our sweet spot
- the high spending cardmember.

The premium segment is, of course, prime hunting ground for our competitors. But this is not new news. We've faced intense competition in this segment for many years, almost since the day we launched our gold card back in 1972, and certainly since the launch of Signature and Worldcard back in 1998 and 1997, respectively.

The recent advertising push for Signature and Worldcard has clearly raised the profile of the competition in the premium segment, but as I said before this is not new news.

We've actually gone back to our archives and found some interesting quotes.

For example, in November of 1997, the Nilson Report said the following:
Worldcard and Signature products "indicate the determination of both associations to penetrate the upscale market that has always been the stronghold of American Express".

They went on to say: "Amex will inevitably lose charge volume as current customers move their spending to new bank card products."

Both of these quotes sound like they could have been written yesterday, even though they're 8 years old. And, in fact, some of you have written about the same points recently.

Here's a quote from our friends at Visa in July of last year.

On Visa's website in July of 2004 Carl Pascarella stated the following: "We're now at the point where many of our issuers are reaching critical mass with their Signature portfolios". (Note that this was 6 years after the product was launched.)

And finally .... "We've known for some time that we're leading in this
[premium] space.

It all sounds good. And, if I didn't know the facts, I'd be worried. But the facts tell a different story........ that our position among high spending cardmembers has never been stronger.

So the new news here is not that the premium segment competition has intensified. The news here is that, despite this intensified competition, we're not losing ground among premium cardmembers - we're gaining.

Among our highest spending, valuable cardmembers, there are any number of ways to slice our base and see our performance among the premium segment referenced by Visa and Mastercard. As a proxy, one way is to look at our Gold, Platinum and Centurion cardholders, recognizing of course that our highest spending customers are not limited to these products.

If Signature and WorldCard were taking away our Gold, Platinum and Centurion cardmembers, we'd see a decline in our card base across these products. We don't.

If Signature and WorldCard were taking the spend of these customers away from us, we'd see a decline in their average spending. We haven't. In fact, as you can see here, our average spend in this segment has grown significantly - a testament to the success of our spend-centric strategy.

If Signature and Worldcard were offering better products and services, we'd see a decline in the very high levels of cardmember satisfaction that we maintain within our premium segment. We don't.

I don't know if the claims being made about these products are true. But I do know this...... we're the industry leader and these products are not growing at our expense.

With Visa and Mastercard's total average spend still well below ours and growing only modestly, the inference I draw from all of this is that a large share of their supposed growth in premium is coming from conversions - trading people up from standard products to so-called premium ones.

But giving an average customer a premium product is not the same as having a premium customer. The networks clearly gain a higher interchange rate on the conversion, but that doesn't mean the merchants gain a higher spending, higher value customer. And, in fact, judging from the associations average spend results, they haven't produced higher value for their merchants.

As you'll see in Bill Glenn's discussion our approach to merchant value is different. We don't have the market power to set and raise our prices at will. We have to justify our value - and therefore our prices - day in and day out, based on the higher customer spend we bring through the merchants' door. Sure, it's a harder job when you actually have to justify your price to a merchant. But it's how we've been operating for almost 50 years.

                                * * * * * * * *

Now, at the same time we're focused on the premium segment, we're also bringing higher quality customers into other segments of our base. Scale and relevance are both important to sustaining growth, so the breadth of our cardmember base is quite important.

As you've seen from our numbers, we've been very successful at bringing in new cardmembers. But what's also true is that we haven't had to sacrifice the caliber of that customer.

Take, for example, Blue from American Express .... our "go to" proprietary consumer lending product. Blue has seen excellent growth in cards over the last two and a half years - up 37% from January of 2003 through May of 2005.

But, very importantly, even as we've generated this very high growth, we've also shown improvement in the quality of our new Blue cardmembers.

Whereas two and a half years ago 64% of new accountholders had FICO scores above 700 (which in the card industry represents an excellent prospect), recent data now has that number up to 73%. So, as you can see, we've added significantly to our base without having to dip into a lower prospect pool.

Having more customers and better customers is what ultimately sustains growth. And, as you've seen from our overall card results -- either with Blue or with our premium products -- we've been able to achieve both.

                              * * * * * * * * * *

In assessing our ability to sustain growth over the moderate to long-term, to me it all comes back to our spend-centric model. It is the only model out there that truly aligns the interests of cardmembers, merchants and the payment provider.

And, despite claims to the contrary, no one else has our advantages. No one else has our closed loop infrastructure, the merchant relationships or the customer base to support those relationships. And, as you'll clearly see in Bill's presentation, no one else has such extensive access to robust spend data, nor do they have the information capabilities to maximize the benefits of that data.

As I said earlier, in a time of consolidation and concentration, unique and different counts for a lot. I believe we have that edge. We have it in our model, our brand, our product value and, importantly, in an organization that's not distracted by mergers or integrations.

Our organization has been executing against our spend centric strategy for several years now and, as you've all seen, we've generated strong results. I'm confident that, by adhering to this strategy and remaining a focused competitor, the new American Express can generate performance that will make us one of the premium growth companies in the marketplace.

                               * * * * * * * * *

As I said before, I'm a fact based person. I have a very healthy respect for our competition. I know there are a number of difficult challenges in the payments environment - challenges that many of you have recognized. That's why I wanted to spend time today on two of our current challenges - dealing with a complex legal and regulatory landscape, and expanding our merchant value in the face of intense competition.

To provide appropriate context for the merchant value plans that Bill Glenn will take you through, we're going to start with Louise Parent's overview of the legal and regulatory landscape.

As the company's General Counsel, Louise is the person tasked with keeping all of us aware of, and in compliance with, the rules and regulations that apply to our payments business in markets around the world. As I said earlier, I believe that, when it comes to the credit card industry, Louise is the most experienced General Counsel in the business.

Louise has dealt with a range of issues over her 27 years with the company, and her judgment and intuition are exceptional. When skeptics questioned the rationale for the Department of Justice lawsuit, Louise always had cogent reasons for why the DOJ would prevail - reasons that were based on both her legal expertise and her knowledge of the industry.

Louise and her team are at the table for every key business action we take, providing us with the best legal advice available. So you're hearing today from someone who always has a business perspective in mind when providing her legal guidance.

Louise .............



--------------------------------------------------------------------------------
                          FINANCIAL COMMUNITY MEETING

                            LOUISE PARENT'S REMARKS
                                August 3, 2005
--------------------------------------------------------------------------------


     [FOR SLIDES ACCOMPANYING THIS PRESENTATION, PLEASE REFER TO THE AMERICAN EXPRESS COMPANY WEB SITE]

         Thank you Ken, and good afternoon everyone.

         Today I'm going to speak about regulatory and legal developments in the card industry - particularly those affecting pricing to merchants.

         This is a topic that's received a great deal of media and analyst attention as regulators from Australia to Mexico have considered the appropriate level of Visa and MasterCard pricing, and as new class actions by merchants against both associations are filed --- and dismissed --- seemingly every day. In this flurry of activity, though, it is important not to lose sight of some significant points:

         First, price regulation has not been aimed at American Express virtually anywhere in the world, and we don't expect that it will be.

         Second, in places where our competitors have been regulated, we may feel some effect, but we've been able to grow our business and generate attractive returns.

         Third, in the U.S., we expect the action on merchant pricing to play out in private litigation, not regulation.

         And fourth, while the litigation environment for us is likely to remain quite active, many of the claims are retreads or "copy cats" of cases filed against the associations. As you'll see, because of our business model, our position is quite different, and we have strong arguments and defenses that simply aren't available to the Associations.

         A couple of caveats before I start: First, a number of the matters I'll be covering impact Visa and MasterCard --- obviously I'm not the lawyer for Visa or MasterCard and am not privy to their legal strategy and thinking.

         My observations are based on publicly available information and precedent. Second, some of the matters affecting American Express are currently in the courts, so there are naturally some limitations in what I am free to discuss. But even with those caveats, I can give you a sense of what is happening and why I believe we're different from the associations.

         As background, interchange fees have come under scrutiny around the world because of the nature of the associations' price setting mechanism, the belief that merchants must accept Visa and MasterCard regardless of the price, and the regulator's view of the need to balance the cost of running the network fairly between merchants and card issuing banks.

         Before I go into more detail, I thought I should start by defining interchange and how it impacts merchants.

         I'd like to walk you through a typical Visa and MasterCard transaction. In this hypothetical example, a cardholder shown here in the lower left-hand corner makes a purchase for $100.

         The merchant acquirer, like First Data, submits information on the transaction for authorization.

         If the transaction is authorized, the cardholder's bank remits the purchase price net of the Association's interchange fee (or $98.00), to the merchant acquirer.

         The merchant acquirer subtracts its fee and remits the net amount ($97.50) to the merchant.

         While we've shown a single transaction here, the associations have many interchange rates based in part on the type of card being presented such as Signature and WorldCard, Corporate Card, or, most recently debit card.

         Interchange represents the largest component of the Visa, MasterCard merchant discount and ultimately sets the floor for that rate. It is determined by the association and is designed, at least ostensibly, to balance the costs of running the network between two main participants: bank issuers and merchants, each of whom as the European Commission put it, "have somewhat conflicting interests in as much as each would prefer the cost of the system to be borne by the other."

         Visa and MasterCard acquirers keep the right to pass-through to merchants any association increases in interchange.

         This means that increases in interchange are felt immediately.

         While Australia has been the most prominent jurisdiction for significant regulatory inquiries, the greatest number of inquiries, as you can see from the map, has been in Europe.

         The springboard for this was the multi-year review conducted by the European Commission on Visa's cross-border interchange representing approximately 10 percent of Visa's volume.

     The European Commission asserted jurisdiction to review the association's interchange rules because:

        o They represent a collective agreement by the association's members (competing issuing banks) to fix the price of interchange,
        o This collective price fixing mechanism is prohibited without antitrust clearance.

     Scrutiny is particularly strict because of Visa and MasterCard's considerable market power. Visa alone has over 60% market share in credit and charge card network services in Europe.

     Sometimes Visa's and MasterCard's market shares are aggregated because of the overlapping membership in the two associations.

     It is important to note that in Europe and elsewhere market share is a function of what the regulator (or the court) determines to be the relevant market.

     This is an important concept, so let me spend a moment on it.

     Generally a relevant market includes all products that are regarded as close substitutes by the consumer because of their characteristics, price and intended use.

     An example might be for a court or regulator to say that a relevant market is for ice cream --- not all desserts, which is too broad or chocolate ice cream, which is too narrow.

     In Europe and elsewhere, Visa, MasterCard and American Express' market share are usually measured using network services for all general purpose charge and credit cards as the relevant market.

     Prior to 2002, the Visa board in Europe was free to set the interchange at any level it considered appropriate.

     After a review by the Commission staff and a complaint by a merchant trade association, Visa agreed to modify its cross-border interchange rules by

        o Reducing the consumer card interchange over a 5-year period to 70 basis points,
        o and imposing a flat fee for debit.
        o Visa estimated that this would represent about a 20% reduction in fees.
        o Capping the interchange at the cost for 3 services performed by banks participating in the Visa system but benefiting merchants:
                 o First, transaction processing,
                 o Second, a payment guarantee where the merchant gets
                   paid even if the transaction is fraudulent or the cardholder defaults and
                 o Third, float or free funding period between the time the merchant gets paid and the time the cardholder pays its bank.

Based upon Visa's proposed reforms, the Commission granted anti-trust clearance. There are a few points worth mentioning in the Commission's reasoning:

        o The interchange rate was considered an agreement among competing bank issuers to fix the price for network services
        o Interchange needed to be set "equitably" balancing costs between merchants and banks
        o Merchants derived benefit from transaction processing, payment guarantee and float that were the basis of the interchange calculation, and
        o Interchange itself did not need to be abolished because it was an efficient way to establish prices.

As the map showed you, several European national competition authorities are also looking at interchange, and again their jurisdiction comes generally from the legal prohibition against competitors fixing prices, heightened by the large market share of Visa and MasterCard in the network services market. The Commission is also looking at MasterCard's rules currently. While many investigations are still pending and some preliminary rulings are not finalized or are being appealed, it appears that a cost-based interchange regime similar to the Commission's Visa decision may emerge in several member states as well.

         None of these regulatory reforms governs American Express, for obvious reasons.

         We are not an association of competitors; we are a single entity.

         As Bill will tell you in greater detail later, we determine merchant pricing ourselves and in discussions with individual merchants based on the value we provide.

         And as the third largest network, we lack market power in the relevant market of card network services.

         Because the EC reforms covered only a small percentage of the Visa volume and are being implemented over a 5-year period, the spill over effect on our business has been quite manageable.

         For another example, let's turn to Australia, which many of you are familiar with. At about the same time as the EC, in the summer of 2002, the Reserve Bank of Australia issued a series of reforms for Visa and MasterCard. They included -

        o Eliminating the "no surcharge" rule in merchant contracts
        o Applying a cost-based methodology for calculating interchange and
        o Implementing a more open access regime.

         The interchange reform has received most of the attention. The RBA determined that the cost of transaction processing, payment guarantee and float could be recovered through interchange and estimated that as the reforms were implemented, the associations' merchant discount rates would fall by roughly 40 percent.

         American Express was not covered by the reforms, although we voluntarily agreed to remove our prohibition against surcharging in our own merchant contracts.

         In 2004, as we implemented two network deals with Australian banks, the RBA considered whether to regulate American Express since it was superficially, at least, looking more like the regulated "4 party" players Visa and MasterCard.

         Ultimately, however, the RBA recognized that there were some very significant differences and determined not to regulate us. Let me illustrate some of the reasons why by contrasting the American Express network with Visa and MasterCard.

         Remember that four party diagram I showed you earlier, and compare the diagram up on the screen. Traditionally, there are three parties in the American Express network: cardholders, merchants and American Express. We are the merchant acquirer; we quote an overall discount rate without an "interchange" component and our rates are a function of our direct arrangements with individual merchants.

          This does not change when a bank partner is added to the picture.

          We control merchant acquisition, we establish the discount rate ourselves; we continue our individual arrangements with merchants. And our bank partners have no role in setting merchant pricing.

         American Express does make marketing and other payments to our partner banks, but these are not a surrogate interchange.

         In fact the RBA recognized that regulating those payments would have relatively little impact on our merchant discount rate.

         This is because, on the American Express network, merchant discounts are determined independently of the payment to partner banks. Of course, it is the opposite with Visa and MasterCard where the interchange fee has a major impact on merchant discount rates.

         In connection with the RBA's decision in this matter, we did agree to modify language in our contracts with merchants on suppression. We also agreed to publish our average discount rate in Australia.

         How has American Express fared in the face of these regulatory actions?
        o Our average discount rate in Australia--- currently 2.36% --- has come down somewhat: 6 basis points in the last year and 22 basis points since the beginning of 2003 --- but not as much as the associations. And we are still able to maintain a premium because of the value we deliver to merchants. In fact, we've continued to sign new merchants at approximately the same pace as we did prior to the reforms.
        o Although it exists in a few industries, surcharging has not been widely adopted, and
        o Our proprietary issuing business has been very healthy.

         As you can see from this slide, despite the implementation of the RBA reforms, our billed business in Australia has continued to grow, at an average compounded annual rate of 15%. Other important metrics - such as accounts receivable, cards in force and Cardmember attrition - have shown strong momentum as well.

         And even given the slight decline in our discount rate, revenues have continued to grow at a healthy pace - on average 15% annually since 2001.

         These results in Australia are, above all, a strong indication of the power of our spend-centric model at work. As this slide clearly indicates, the breadth and depth of that model allows us to pull on a number of levers to help sustain growth. So that, despite the changes I've described that have come into effect with the RBA reforms, we've been able to achieve attractive returns, in both our network and our proprietary business.

         In the United States, the activity around interchange has focused on private litigation, not regulatory intervention. Unlike regulation, litigation is a long, expensive, uncertain process with risks to both sides, as you know. To illustrate that point, until recently people would have said that it was quite clear that Visa and MasterCard interchange practices did not violate the U.S. antitrust laws.

         That is because the validity of Visa's interchange fee, collectively set by its member banks, was established almost 20 years ago in what most people refer to as the NaBanco case decided by the 11th Circuit Court of Appeals.

         In that case, the Court agreed that the interchange fee did represent a form of price fixing by the member banks acting through their control of the Visa board. However, the court agreed that the fee was not illegal because the pro-competitive benefits of the interchange rule outweighed its anti-competitive effects.

         On the pro-competitive side, the court thought that a uniform interchange rate was required for many reasons including assuring universal card acceptance which was integral to the Visa product and balancing the cost of running the network between merchants and issuers.

         The NaBanco case has been Visa and MasterCard's shield and solid defense to any lawsuit challenging interchange in the U.S. Today's merchant class actions against them won't succeed unless a court rejects NaBanco.

         Therefore, the merchants must try to chip away or completely upend this ruling, and there have been several recent attempts to do just that.

         A little over two years ago, a group of merchants in California challenged the interchange fee again, claiming that the agreement by all member banks to a uniform interchange violated the antitrust laws. Visa and MasterCard moved to dismiss the suit based on NaBanco, but the court refused, saying that NaBanco was limited to its facts.

This case was ultimately dismissed for different reasons, and it doesn't represent an overturning of NaBanco, but it does suggest that a court might be willing to revisit the case given changes in the marketplace over the last two decades.

     As many of you know, the Photos etc. case is a more recent assault on NaBanco filed in Connecticut on behalf of a class of merchants. The complaint alleges several conspiracies all designed to cause merchants to pay discount rates that are higher than they would be without the conspiracies.

     The complaint states that:
       o Collective setting of interchange is not necessary to operate the network, or is more restrictive than required.
       o The payment guarantee component of interchange is bundled with other services in a way that illegally raises prices for merchants.
       o Duality (that is the fact that virtually every bank is a member of both associations) facilitates uniform interchange rates and lock-step increases between Visa and MasterCard.

         In mid-July, a group of supermarkets including Kroger brought similar claims against Visa alone, and a large number of copy cat suits against Visa and MasterCard followed.

         Last week, in the Kendall case, also in California, Visa and MasterCard were successful in dismissing one of these interchange suits. It remains to be seen whether other courts follow that ruling.

         I go to some lengths to describe these cases to emphasize the fact that the alleged illegal conduct is the agreement by competitors, Visa and MasterCard member banks, to fix the price of interchange. It is this collective action by competitors that is the essence of the alleged antitrust violation.

         I know a lot has been written about these cases. And that the words I am using to describe them can be somewhat complex.

         But there are a couple of simple, key differences for American Express, as you'll see on this chart, that tell the story.

        o First, Visa and MasterCard set interchange by the collective action of competitors. We don't. We act alone. We set our discount rate ourselves, in individual arrangements with our merchants. Even with an open network, we set merchant pricing independently.

        o Second, Visa and MasterCard have market power in the relevant market. We don't. Merchants are not forced to accept American Express. They do so because we prove our value to them every day.

         While the main event in the U.S. has been in court, the regulators have not been absent and have shown a high degree of interest in this subject.

         As many of you know, the Kansas City Fed hosted a very well attended conference in May and the New York Fed will host a symposium in the fall. However, the Fed has stated that it currently lacks the authority to regulate pricing in this area and we don't expect that to change.

         Turning to class actions in the U.S. in areas other than interchange, many of the cases filed in the last two years have tried to piggy-back on the theory articulated in the very successful case brought by Wal-Mart on behalf of several million merchants. While the case settled before trial, the judge ruled on various summary judgment motions in a way that was favorable to Wal-Mart's arguments.

         Specifically, the merchants in Wal-Mart claimed that Visa and MasterCard's dominance in the general purpose credit and charge card market enabled them to force merchants to accept association debit cards at un-competitively high discount rates.

Thus, the Wal-Mart case hinged on:

        1. the relevant market definition of general purpose charge and credit card network services
        2. the associations' market power in that relevant market, and
        3. a separate market for debit.

         In the past, Visa and MasterCard have taken litigation positions that appear, shall I say, not to have been optimal. As you all know, their decision to fight the DOJ all the way to the Supreme Court resulted in findings that the Associations had market power and abused that power to limit competition. The lawyers who brought the Wal-Mart suit were able to leverage those findings in pressing their theories against the Associations. With the size of the Wal-Mart settlement, we expected that other class action lawyers would try to copy-cat that case in an effort to extract a large settlement from other networks. But, it just doesn't work that way.

         We believe that any attempt to apply the Wal-Mart facts and theories to American Express fails.

         We have been caught in the wake of the class action bar and copy-cats suits before. We are pragmatic and we know how to deal with these cases. In the past several years we've gotten many class actions dismissed outright and the average amount annually paid in litigation settlements equals a very small fraction of a percent of our US card business revenue. We believe that this approach will continue to be effective even in the post Wal-Mart world.

         With that as background let's talk about the cases against us, including the Marcus case, which involve attempts to put the square-peg reasoning in the Wal-Mart case in the round hole of the American Express business model.
         There are a number of problems with this attempted force fit.

        1. The Wal-Mart case alleged a separate market for debit
           cards. But we are not issuing a debit card in the U.S.
        2. The Wal-Mart case alleged that Visa and MasterCard have market power in the general purpose credit and charge
           card network services market.

        We don't have market power, and no Court has ever found otherwise.

         Because of these obvious differences, the plaintiffs have tried to allege a separate "charge card" relevant market or "corporate card" relevant market. And they have stated that our dominance in those markets has enabled us to charge exorbitant merchant discounts on our revolving card products.

         We believe that this is a dead-end too; it's against court precedent which has consistently found that credit and charge cards are one market, not two.

         Finally, I can also point out to you that the Wal-Mart settlement specifically approved having an Honor All Cards rule for charge cards, credit cards and corporate cards. That's what we have. In other words, we already have today at American Express the situation that the merchants fought so hard to get in Wal-Mart.

         As you can tell by now, many courts have expressed their views on the relevant market. Virtually all have considered the relevant market to be "general purpose charge and credit cards", whether they're looking at issuing or network services. I'm showing three different cases where the court found charge and credit cards to be one market. And most merchant complaints against the associations use this market definition as well.

         We believe, and there is ample precedent for this belief, that there is no separate charge card market.

         We also believe there is no separate corporate card market in which we exercise market power.

         In the DOJ case Judge Jones flatly rejected a separate corporate card market in which we had a dominant position. She said that corporate cards were just one product type in the general purpose card market.

         She also said that our large position in corporate cards was not an antitrust problem because any bank could easily start up its own corporate card program to compete with us.

         There was a recent ruling in the Marcus case that is worth mentioning.

         We moved to dismiss the case on statute of limitations grounds, since whatever injury Marcus claims to have sustained occurred in the 1980s when American Express first issued a revolving credit card.

         Remember, this was a preliminary motion to dismiss in which the judge had to accept at face value all statements made by our opponents in the complaint.

         The plaintiffs argued that the cause of action arose recently when we opened up our network by signing MBNA and Citibank.

         This means the plaintiff will be trying to establish that signing banks on the American Express network violates the antitrust laws ... ... the exact opposite position that the DOJ and the courts have held for years. We believe that this facet of the complaint turns the antitrust laws on their head and won't be sustained.

Let me conclude with a few points:
- There is worldwide interest in merchant fees charged by Visa and MasterCard. This is prompted, no doubt, by frustration at recent increases in interchange, harshness of some association rhetoric, and a perceived lack of alternatives.
- In this environment, collective action by association member banks coupled with significant market power in recognized relevant markets gives both regulators and private plaintiffs the tools to fashion antitrust complaints. These become very potent in jurisdictions like the U.S. which allow millions of merchant claims to be heard in a single action.
- Where international regulators have taken action, they have not generally focused on American Express.
- And we believe that such regulation is unlikely here in the U.S.
- Our business has been affected in countries where our competitors are regulated, but the fundamentals of our business model have remained solid and intact, and the spill over has been manageable.
- And while the regulators are taking different approaches in different markets, our view everywhere remains consistent: we think that supporting competition in the marketplace, not price regulation, is the best way to create the optimal environment.
- And finally, while American Express will undoubtedly be subject to "copy cat" litigation in the future, as we have in the past, we are confident that the legal theories used against Visa and MasterCard simply do not fit our facts.

         And with that, now let me turn it over to my colleague Bill Glenn, President of Establishment Services, who will address the strength of our merchant network and the considerable advantages our unique structure brings to both our merchant partners and to American Express.

--------------------------------------------------------------------------------
                          FINANCIAL COMMUNITY MEETING

                             BILL GLENN'S REMARKS
                                August 3, 2005
--------------------------------------------------------------------------------


     [FOR SLIDES ACCOMPANYING THIS PRESENTATION, PLEASE REFER TO THE AMERICAN EXPRESS COMPANY WEB SITE]

Thanks, Louise. And good afternoon.

Today I'll talk about what differentiates the American Express merchant network from our competitors. I'll:

        o describe the unique structure, strong relationships and unmatched commitment which we bring to our merchant partners,
        o give you a better sense of how we are leveraging these strengths to drive continued growth at a time when others in the industry are struggling to keep up, and
        o perhaps most importantly, I'll walk you through our closed loop structure. I'll bring it to life. It's a key differentiator and I'd like to give you a sense not only of its capabilities, but also how we leverage those capabilities to help build our merchants' businesses.

Let me start with a couple of overall observations. First, the merchant network at American Express has never been stronger than it is today. It's reflected in every major metric we track. We see it in the strength of our Card business, in our growth, the expansion of our network, and in the depth of our merchant relationships.

And second, it's important to emphasize that it is our ability to deliver high quality, high spending Cardmembers to our merchant network that truly distinguishes us from the competition.

I'll be going into detail on each of these areas, starting with some key facts about our Card franchise.

Today there are more than 67 million American Express cards-in-force worldwide
- that's more than any single issuer worldwide. In the last year alone, we added close to five million Cards to the franchise.

Our Cardmember base represents the affluent segment of the market that is so attractive to our merchants. It includes the largest representation of corporate and small business Cardmembers in the U.S. - more than half of the Fortune 500 provide our Cards to their employees for business expenses, as do millions of small businesses.

Study after study has shown that American Express Cardmembers spend considerably more than consumers who use other cards...in all types of establishments. Here's the slide that Ken showed earlier and it's important to emphasize: the average annual amount spent per basic account on U.S. proprietary cards was $10,700 in 2004, up from $9,600 a year earlier. That is more than three times the average amount spent per account on Visa and close to five times the average amount spent per account on MasterCard.

Undoubtedly, this strength in our Card business has contributed to our strong growth in billings.

The combination of higher spending, loyal customers and increased cards-in-force has strengthened our merchant value proposition, enabling us to grow our merchant locations-in-force at a compound annual growth rate of 11% for the better part of a decade. We've added millions of new merchants, and today on average sign a new merchant partner every 16 seconds. As a matter of fact, since I starting speaking with you, we've added about 15 new merchants to our network.

These signings span a wide variety of industries from grocery to insurance, in every region around the world. And you can see, they include some very recognizable global brands.

Coverage gains and key signings have significantly expanded our merchant network, which now includes every major U.S. drug store chain, as well as the major supermarket chains and mass merchandisers.

The network is expanding to meet our Cardmembers' spending needs - both small dollar and very large purchases. You can now use an American Express Card to purchase a can of soda from a vending machine, a stamp from the post office, pay your taxes and charter a yacht or private jet.

We are laser focused on penetrating industries and segments that are new to plastic - from fast food to healthcare to Business-to-Business. Some of these are key growth segments traditionally dominated by cash or check - forms of payment that even today account for more than half of the over $3 trillion in U.S. consumer spending.

Other segments, such as luxury rentals and fractional jet ownership, are industries where the competition has not yet gained traction and, because of our Cardmember base, we have a strong head start.

In short, more spending has helped us sign more merchants. More merchants, in turn, are paving the way for higher spending down the road.

So far this afternoon you've heard from me about our Card metrics. And you've heard me talk about the growth of our merchant network.

Now let's hear from some of our merchants themselves, and how they perceive the strength of our franchise... (PLAY VIDEO)

David Neeleman
Chief Executive Officer
JetBlue Airways
"I think American Express Cardmember is more affluent maybe a little more demanding, you know somebody who's come to expect more which really well profiles what we would like to have at JetBlue as one of our customers."

Lee Maen
Managing Member
Innovative Dining Group
"I think the card member at American Express is definitely someone who is a higher demographic than most. They're a discerning distinguished customer; they expect a little bit more. They're definitely a business traveler and I think that their check average is going to be higher than others."

Stephen P. Hanson
President
B.R. Guest Restaurants
"I think the American Express Cardmember is an affluent person. They're looking to spend and they're looking for a performance on superior brands, quality, and they're not looking for, like other card members sometimes are, a discounted value."

Steven F. O'Neill
Chief Executive Officer
CitationShares
"In our product and services we deal predominantly with those that have the Platinum or the Centurion cards. When I think of a Platinum or Centurion Cardmember, I immediately think pre-qualified to buy my products and services."

Adam M. Aron
Chairman and Chief Executive Officer
Vail Resorts
"An American Express customer travels. They travel a lot. And the American Express card is their card of preference. We see it in our lift ticket windows; we see it in our hotels; we see it in our restaurants. And the card member base matches up perfectly with the customer base of Vail Resorts."

Richard A. Galanti
Executive Vice President and Chief Financial Officer
Costco
"In many ways I think of an American Express Cardmember similar to a Costco member: bright, savvy, upscale, willing to spend money and demanding of service and value. "

Brian Light
Executive Vice President, Staples Business Delivery
Staples, Inc.
"We think of folks that are very busy, successful, very active and really don't have a whole lot of time to worry about purchasing office supplies in our case. So in many cases it's the very customer that we most want to attract because we want to appeal to through our 'Easy Brand' promise."

B.J. Fair
President and Chief Executive Officer
American Skiing Company
"If we think about the incremental fee American Express charges we've lost the big picture. Our relationship with American Express is really about what value we can create in the incremental spend that they have for their card holders as well as our guests."

Andrew C. Taylor
Chairman and Chief Executive Officer
Enterprise Rent-A-Car
"Well, when I think of an American Express cardholder, first of all I think of myself. I've been a cardholder since 1970."

These are interviews conducted over the past couple of weeks and what I hear in them and in the considerable time that I spend with merchants is, "We want your high-spending Cardmembers, we want these loyal Cardmembers to be our customers as well, and we want your resources and your insights."

To some observers, it may seem like merchant relationships are driven only by the price of card acceptance. In reality, our merchant customers look at price relative to the value they receive. Over time, I believe the emphasis will shift even further towards the value end of the equation. That's a trend that plays to our strength, and we are building many of our plans to capitalize on this just as we have for years.

And though delivering value underscores everything we do, it's a word that is often over-used, and clearly misused by our competitors. But the promise of value from American Express to our merchants means that they get what they pay for -- and then some.

It means:

        o That we will deliver Cardmembers who are high spending and loyal;
        o That our marketing programs, platforms and partnerships will help build profitable business and drive growth;
        o That our powerful business insights will tightly integrate with our merchants' own marketing and market research efforts;
        o And above all, it means an unwavering commitment to quality and consistency, in everything we do.

Our merchant organization, Establishment Services, is the means by which we deliver on these commitments to merchants day after day, just as we have for decades. It encompasses a dedicated team of several thousand professionals, who share the merchants' objectives and understand their concerns. It consists of sales and client management teams, a marketing organization, operations and servicing, product development and other groups focused entirely on deepening our merchant relationships.

By contrast, Visa and MasterCard issuers have few in-depth relationships with merchants. Theirs is a fragmented model with many thousands of acquirers. Additionally, the associations are simply not motivated to have even the most basic of conversations with merchants. And certainly can't replicate the day-to-day relationships that are a key to our success.

Like any organization which is maniacally focused on its customers, we have a pretty good sense of how well we are doing.

We know this both anecdotally - by the constant feedback our merchants provide us - and quantitatively, by the depth of our relationships with individual merchants.

We actually measure the number of relationships a merchant has with us, in addition to Card acceptance.

These relationships include programs such Membership Rewards, co-branded cards, preferred supplier agreements, our innovative Business Savings program and other initiatives. In fact, the number of relationships that our Top 100 merchants have with us has nearly doubled over the past 24 months.

An example: Enterprise is the largest rental car company in North America. We were able to expand from a basic card acceptance agreement to five value-added relationships in just two short years. They participate in many of our most important programs.

For example, let me explain our Preferred Supplier relationship. Enterprise is a preferred supplier to both our corporate and consumer travel businesses, enabling them to receive special access to bookings made by our worldwide network of travel counselors. As corporate travel is an important segment for Enterprise, we were able to leverage our leading position in travel to help them drive share, revenue and profit growth. It's not only a great example of how we deepen our merchant relationships, but also how the various businesses within American Express work together to provide relevant opportunities and incremental value to our merchant partners.

In deepening our relationship with Enterprise, we've helped them to build their business. We've brought great value to our mutual customers, helped expand their brand reach and, at the same time, increased our share of Enterprise's sales.

We know that as our relationships deepen, as our merchants participate in our marketing programs, our charge volume with merchants improves.

For example, in looking at our ten largest retail accounts and matching our charge volume growth with the sales numbers they report externally, we've seen share gains in nine of the ten merchants in each of the last two years, a trend that continues in 2005. It's proof that our network itself, and the value and resources that come with it, is able to drive spend.

One of the outcomes of our partnership strategy and multi-faceted relationships is a move toward longer-term contracts. This is something that we've had great success with. As we've increased the number of relationships with them, we've also signed or re-signed long-term contracts with some of our largest accounts representing some of the world's leading brands in travel & entertainment and retail.

When our top partners are signing long-term contracts, joining Membership Rewards and launching co-brand cards, it speaks volumes to the commitment on both sides of the relationship. And, importantly, it is a strong endorsement by our merchants that the value that we have delivered in the past will continue and strengthen going forward.

You've seen this played out in the marketplace with many of our high-profile announcements. The signing of a multi-year contract with Costco, for example. Or the recent announcements of a JetBlue co-brand Card in the U.S., a renewed partnership with British Airways and the addition of Bloomingdales to Membership Rewards.

These types of successes are fueled by three powerful elements:

        o The first two, that I mentioned earlier, are our unique high-spending and loyal Cardmember base, and our Establishment Services team that work with and support merchants everyday.

        o The third element is the unique asset we call the "closed loop."

Our closed loop network model is a key differentiator. It delivers significant benefits to our Cardmembers, our issuers and to our merchant base -- from end to end processing to marketing. It's unique in the payments industry and has several distinct advantages over our competition. Here's how it works.

We maintain a direct relationship with both our Cardmembers and our merchants. We handle all key aspects of those relationships.

This differs from the associations, who have no direct relationship with merchants or with the people who carry cards with their logos on them. In fact, our competitors have a fragmented model with thousands of merchant acquirers, network processors and card issuers.

Our direct relationships enable us to analyze information about how, when and where our Cardmembers spend. And to merchants, the how, the when and the where are the operative words.

I can tell you, our bank issuers are excited about participating in, and enjoying the benefits of, the closed loop. We are obviously careful to protect the confidentiality of all data, from all issuers, and comply with strict privacy and firewall requirements.

The information we possess allows us to provide Cardmembers with valuable spending incentives and experiences, and to provide our merchants with highly relevant customer marketing, loyalty programs and ongoing insights into their business.

We use this information, again, enabled by our closed loop, to create sophisticated modeling capabilities to link Cardmember characteristics and past purchasing behavior, to better deliver benefits to both Cardmembers and merchants alike.

In recent years, we have significantly increased the number of models we run, their capacity and their scope.

Let me give you a real-life example of how effective modeling has worked on behalf of our merchants.

Recently we partnered with a large retailer to assist them in driving new customers, as their past marketing campaigns had low rates of response, and they had a low level of return visits among first-time customers.

Using a seven-part segmentation model which combined attributes such as past spending and frequency in relevant industries, as well as lapsed spending at this particular merchant, we were able to precisely define Cardmember spending behavior. Working with our partner, we developed a highly customized and effective campaign.

We saw a 104% lift in response rates for the top five segments of Cardmembers, and an average spend lift of $40 higher for Cardmembers in the top segment compared to a random population. Obviously, we were able to help this merchant meet its goals and drive real results.

These are capabilities that the associations absolutely cannot replicate.

Now I'd like to highlight a couple of programs that also demonstrate the value of the closed loop.

The first, American Express Selects, builds on our experience and unique expertise.

American Express Selects is a compelling program that provides on-going value to our Cardmembers around the world. It's the newest iteration of our marketing programs and it brands and globalizes the work we do with merchants everyday. We designed American Express Selects to create new and greater connections between our Cardmembers and merchants worldwide. It's now available in close to 40 countries around the world with access to more than 2,700 offers and experiences from dining, shopping, travel and entertainment.

The strength of this program - and one of the principal reasons our bank issuing partners around the world are so excited about it - is that American Express Selects takes advantage of our global brand and of our global network. It capitalizes perfectly on our closed loop structure - on our reach, on our information and on our relationships with Cardmembers and merchants.

Let me give you an example from Asia last year. In Kuala Lumpur, a tie-in with Hilton and Northwest Airlines demonstrated outstanding results. Hilton sold more than 5,000 rooms during the promotion period and Northwest saw charge volume gains of more than 100% versus the prior year.

In the U.S., in Q4 last year American Express Selects was the platform for a program called "My Wish List" which gave our Cardmembers unique access to a limited supply of hot items and experiences from more than 500 merchants and manufacturers. It's clearly because of the strength of our brand, and the reach of our network, that other brands such as Vespa, Hunter Douglas, Benjamin Moore and BMW have participated.

In fact, in addition to a terrific deal on a great car, we provided a great experience: our Cardmembers were able to spend time - free of charge - at the BMW plant, design their own car and then go for a spin on BMW's own test track. It's an experience that we were able to create with BMW because of the reach of our network, our Cardmember base and our closed loop.

The online site was complemented by customized communications based on Cardmember purchasing behavior. And for some of our participating merchants, the average transaction size was close to double.

This is an important point. As you well know, increasing transaction size for merchants is both powerful and profitable - particularly given our already higher dollar transaction levels. Overall, I can tell you merchants were thrilled with the results generated by the program.

What I've just described is the core of the American Express Selects program as it exists today. We are now testing even more sophisticated models that deliver programs relevant to a specific event or occasion in a Cardmembers' life - say planning a trip, purchasing a home or getting married. For Cardmembers who are interested in taking advantage of such a program, it is highly tailored and customized to meet their specific needs. For merchants, it delivers customers who are highly motivated to spend with that merchant, at that moment.

The second example of how our merchants benefit from the closed loop is an exciting program we call "Business Savings". This program leverages the buying power of large merchants on behalf of our smaller merchants.

In other words, small merchants get discounts from large merchants, simply because they welcome the American Express Card. It capitalizes on the closed loop's ability to create a community of merchants and delivers value to merchants from merchants.

Through Business Savings, larger merchants have been able to expand their brand reach. In turn, smaller merchants get savings from larger companies - our customers - that they can't easily negotiate on their own. Such as more than 15% savings on package delivery services from Federal Express or 15% savings on select IBM products.

This is a really effective and attractive platform, and merchants are embracing it. Today the program is being promoted through all of our merchant communications channels. And, in a recent survey of our smaller merchants, Business Savings finished second only to fraud prevention in a ranking of value-added services that we provide.

In short: we generate more business for large merchants. We deliver significant savings to smaller merchants. And we build additional spending on American Express Cards. A powerful value proposition.

All of the programs I just described speak to the competitive advantages of our closed loop. We're very proud of these advantages, but we do take our competition very seriously.

Over time, competitors might be able to replicate part of our closed loop structure. In fact, this is what Visa is claiming with the introduction of their Visa Incentive Network, or VIN, another entry in a long string of attempts to replicate the closed loop.

Visa, for instance, now claims to be selectively requiring issuers to provide it with Cardholder data that can later be used for marketing purposes. It remains to be seen whether issuers will provide data to Visa, and how effective Visa will be in using it to provide value to either their issuers or to merchants. In addition, the breadth and depth of that data - demographic information, card tenure, service enrollments and such - vary widely by issuer. Also, merchant data such as account status, total volume and service fees vary widely by acquirer.

Visa and MasterCard can build a new piece of software, they may be able to access some additional information from Signature or World cards. But what they can't do, today or tomorrow, is to put it all together with merchant level data. What they can't do is replicate our experience, our skill or our commitment to merchants.

And let's be clear: When Visa talks about VIN, we hear words such as "sweepstakes," "mailings" or "discounts." When we talk about our closed loop, we use words such as "insights," "value," "experiences" and "customized." Merchants know the difference - in the words we use, in the knowledge we provide and, more importantly, in the results we deliver.

The associations might have merchant relationships with their co-brand partners, but they don't have a dialogue with all merchants, across the board. They don't have the people or the programs that allow them to talk in a way that we can about their mutual business goals and how together we can create value.

Let me lay out the differences between our closed loop and Visa in practical detail.

If we take a look at any of the programs I just mentioned in comparison to VIN, there simply is no comparison:

  o In scope: our programs have global reach, whereas they are simply testing a program, and I quote: "with a large office supplier and ... a group of West Coast grocery stores."
  o In terms of Cardmember reach: again, it's our entire global portfolio of cards versus some sub-segment of their issuers' U.S. base.
  o With merchant reach: it's the same story - we're running programs with thousands of merchants everyday around the world, and our entire base has the opportunity to benefit from the programs I just mentioned and our closed loop marketing platform. This compares to a patchwork of merchant acquirers and an off-the-shelf Visa test, with an unnamed U.S. partner.

It's very exciting to have this differentiated asset that we continue to innovate against. And in fact, our GNS issuers have recognized this as unique in the marketplace. We'll continue to invest in our model and to enhance its value over time.

Remember: merchants work with American Express because they want to, not because they have to. More merchants want to work with us every year. And as long as we give them their money's worth, they are willing to pay a premium.

Merchants have a right to expect that value. They work hard. They take risks.

So when merchants piece these elements together, it becomes clear that the American Express value proposition today is stronger in both absolute and relative terms than it has ever been. And it's improving everyday.

At the same time, what we are hearing from our merchants is something that, intuitively, every issuer and acquirer in the industry already knows: that for many merchants the price/value equation is changing, and that value from the associations has not kept pace with their price increases.

One of the most important changes in today's card landscape is that merchants who accept plastic for payment are more empowered than ever. Merchants are increasingly demanding that the card industry provide real, visible value for the products and services they pay for. They have every right to.

The lesson for the card industry is that value is the key driver for future growth. It's something that we at American Express have long understood, invested in and delivered.

We know that merchants, like all businesses, are constantly reviewing their costs. We have a unique model that delivers premium value and, therefore, we do charge a premium. We've never been shy about acknowledging that. But whereas Visa and MasterCard have regularly increased their interchange rates regardless of value, we price on value delivered - as we've always done and will continue to do.

Over the past several years, we've expanded our strategy and moved into everyday spend categories, such as supermarkets and mass merchandisers, while still maintaining our strong position in T&E. As a result, in the U.S., our average discount rate has been declining by two to three basis points over the past several years.

Yet while our discount rate declines are largely due to our moving into everyday spend categories, Visa and MasterCard have been leveraging their market position to increase rates without a corresponding increase in the value they deliver to merchants.

Visa and MasterCard have not only been raising rates for a number of years. We believe they have also been effectively imposing increases to merchants by swapping mass market products into premium pricing categories, and charging premium interchange on Signature, WorldCard and most recently, Traditional Rewards cards. They have increased the volume in these categories by putting a new coat of paint on their same old products, renaming them rewards products and then charging merchants higher interchange for them. The net result is a noticeable rise in their average charges to merchants without a corresponding lift in value.

As you can see in this chart that I showed you earlier, American Express spend per card has grown much faster than either Visa or MasterCard. In 2001, American Express Cardmembers spent $6,000 more per year than Visa cardholders, whereas in 2004, that gap increased to $7,800.

In this chart, we've multiplied the average spend per card times the average discount rate to calculate average discount revenue per card. As you can see, our increase in spend per card far outweighs the decrease in discount rate. The net effect is that we have increased our revenue per card, a key to our premium economics, and have widened the gap. Looking at the combined effects of discount rate premium and spend premium provides a more complete picture of our revenue advantage.

It's also important to remember that merchant pricing at American Express is significantly different from our competitors.

As Louise mentioned, in the bankcard world Visa and MasterCard issuers collectively set the interchange, acquirers then add their markup and tack on association fees. We have a different approach. Our merchant discount rates are set by industry and volume based on the value that we deliver. Since we deliver more value to merchants, we are able to charge a higher rate.

And we do not have monopoly power. As I said earlier, merchants choose whether to accept American Express.

We have to earn our keep every day. And we're not standing still - we're constantly raising the bar for ourselves to ensure that we exceed our merchants' expectations.

We are focused more than ever on merchant satisfaction and on measuring the strength of our merchant relationships.

Perhaps the best barometer of that strength is the set of numbers all of you track: our billings, average spend and share performance. On these measures, the evidence of our strength is compelling.

And we've been doing our research. We're listening to their feedback, their concerns and addressing their needs and their goals: to reach new customers, boost revenues, reduce costs.

And, we're making investment decisions based on merchants' feedback to improve our servicing, our insights and our value delivery.

 We bring the "voice of the merchant" into the very heart of our organization; it is part of our culture and part of our commitment.

Again, here's just a brief sample of some of those voices that come from interviews just completed with the National Retail Federation and partners across T&E and retail.... {PLAY VIDEO}.

Tracy Mullin
President and Chief Executive Officer
National Retail Federation
"American Express is simply a great partner. They bring a deep understanding of retailing, a lot of the industry, a passion for what they do. They listen to us, which is something we look for in a partner frankly.
They want to hear our ideas and we certainly want to hear theirs."

Adam M. Aron
Chairman and Chief Executive Officer
Vail Resorts
"We really have very little contact with the people of other credit card companies around the United States. It's kind of shocking actually. But it's different at American Express. We're in constant contact with their marketing people who work all year long to help drive our business."

Andrew C. Taylor
Chairman and Chief Executive Officer
Enterprise Rent-A-Car
"They are particularly good at listening to our business model and hearing about it, learning about it, and then taking that back and with their deep understanding of their cardholders, they are able to produce offerings and promotions with usthat, as we have the saying around here, 'one plus one equals three,' really benefits everyone."

Richard A. Galanti
Executive Vice President and Chief Financial Officer
Costco
"They help us, if you will, slice and dice our data, our membership data, and help us be more effective not just as it relates to the credit card but in general in our business."

Brian Light
Executive Vice President, Staples Business Delivery
Staples, Inc.
"They've really gotten to know what Staples values and bring to us super opportunities. And we don't really look at the American Express team as sales people; we rather look at them as partners who really bring us only opportunities that are of interest to us."

David Neeleman
Chief Executive Officer
JetBlue Airways
"When you become a partner with them you have access to a lot of resources: from the marketing power of American Express, from their brand name, and really their experience in this business."

Thomas L. Keltner
Executive Vice President, Hilton Hotels Corporation; and President - Brand Performance and Development Group "Amex does work intensely with our marketing department. But before I get to that, I think I'd be remiss if I didn't mention that they also work with our finance department, our technology department, our own information and database department. I think we're both companies that let information and knowledge drive us to better solutions for our customers."

Danny Meyer
President
Union Square Hospitality Group
"I don't look at the transaction fee as being an expense: I look at it as being an opportunity. When we do business with American Express, American Express holds itself accountable to adding at least that much value in terms of marketing support and in terms of advice."

I believe that our merchants know the value we're delivering. They know that our price is both fair and highly sustainable.

I believe that because of the quality of our Cardmember base, our history of actively managing merchant relationships and our closed loop structure, all constituents will continue to see benefits and value.

And, importantly, I believe that our merchant network will continue to capitalize on the rich opportunities in the marketplace and that we will continue to generate and sustain growth over the long term.

Thank you.

                                     -35-